Exhibit 10.30

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is made as of July 23, 2012 by and among Del Frisco’s Restaurant Group, LLC, a Delaware limited liability company (the “Company”), Hudson Advisors LLC (“HAL”), a Texas limited liability company and Hudson Americas LLC (“HAM”), a Delaware limited liability company (together with HAL, “Hudson”).

RECITALS

A. It is expected that the Company will effect an initial public offering pursuant to a registration statement filed with the Securities and Exchange Commission (the “Contemplated Offering”).

B. Prior to the Contemplated Offering, each of HAM and HAL (each, along with any other Affiliate that may be identified in the future, a “Provider”) provided certain general and administrative services for the benefit of the Company and its Affiliates (each, a “Recipient”) pursuant to an Asset Advisory Agreement (the “Asset Advisory Agreement”) that will be terminated in connection with the Contemplated Offering and otherwise.

C. In order to provide the Company and its subsidiaries with a reasonable opportunity following the Contemplated Offering to develop or replace certain of such services, Hudson is willing to continue to provide, and to cause the other Providers to provide, certain services to the Recipients, subject to the terms of this Agreement.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, capitalized terms not otherwise defined herein shall have the meanings ascribed to them below:

“Affiliate” means, with respect to any specified person, any other person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified person.

“Confidential Information” relating to a person means any information about the business, operations, personnel, clients and affairs of such person, whether oral, written, electronic or otherwise, regardless of the form in which it is provided or maintained and regardless of who it was prepared by (together with any notes, analyses, compilations, studies, interpretations or other documents prepared by such person or its Representative which contain or otherwise reflect such information), other than information that (i) is publicly available prior to the date of this Agreement or hereafter becomes publicly available without any violation of this Agreement or applicable law on the part of the Receiving Party or any of its Representatives; (ii) becomes available to the Receiving Party from a person other than a Disclosing Party and its Representatives who is not subject to any legally binding obligation to keep such information confidential; or (iii) is independently developed by the Receiving Party or its Representatives without any violation of this Agreement on the part of the Receiving Party or any of its Representatives.

“Representative” of a person means any Affiliate, manager, partner, principal, director, officer, employee, agent, consultant, accountant, auditor, financial advisor, attorney or other representative of such person.

ARTICLE II

SERVICES

Section 2.1 Services; Scope.

(a) Subject to the terms and conditions set forth in this Agreement, Hudson shall provide, and cause the other Providers to provide, to the Recipients, during the period commencing on the date of this Agreement and ending on the date determined pursuant to Article IV, those services that are specified in Schedule A hereto (the “Services”). The Providers shall use commercially reasonable efforts to provide the Services with a quality, nature and timeliness substantially equivalent to the similar services historically provided by the Providers before the date hereof, unless otherwise specified in this Agreement. All Services shall be for the sole use and benefit of the applicable Recipients. If during the Term (i) the parties determine that a service provided by the Providers to the Recipients prior to the date hereof is not included in Schedule A hereto (each such service, an “Omitted Service”), or (ii) Hudson determines that the provision of the Services hereunder would result in additional costs to the Providers that represent a material increase relative to the costs of operation of the Services included in Schedule A, then the addition of such Omitted Services to Schedule A hereto, on the one hand, and/or the adjustment of the Service Charges, on the other, shall be negotiated in good faith between the parties to this Agreement. Changes to the Services or the Service Charges shall be subject to mutual written agreement on the terms of performance of such Omitted Service and/or the amount of the Service Charges, and all agreed upon Omitted Services shall be deemed to be a Service hereunder.

(b) Throughout the Term, (i) each Provider and each Recipient of any Service shall cooperate with one another and use its good faith and commercially reasonable efforts to effect the efficient and timely provision and receipt of such Service and (ii) each Recipient shall use its good faith and commercially reasonable efforts to transition away from and wind down its use of the Services.

Section 2.2 Disclaimer of Warranties. NO PROVIDER MAKES ANY WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES OR OTHER DELIVERABLES PROVIDED BY IT HEREUNDER.

Section 2.3 Compliance with Law. Each party shall comply, and shall not prevent or hinder the other party from complying, in all material respects, with all applicable laws and contractual requirements. Notwithstanding this Section 2.3 or anything to the contrary elsewhere in this Agreement, each party acknowledges and agrees that it is solely and exclusively responsible for complying with all applicable laws and contractual or other obligations that apply to such party and that the other parties shall in no event be liable for any violations or noncompliance with any such laws by such party.

ARTICLE III

SERVICE CHARGES

Section 3.1 Service Charges. The Services to be provided by any Provider hereunder shall be charged to the Company (such charges, the “Service Charges”) in accordance with Schedule A hereto.

Section 3.2 Invoicing and Payment. The Providers shall deliver one or more invoices to the Company for all Services provided to the Recipients on a monthly basis in arrears for the Service Charges due to the Providers under this Agreement. The Providers may deliver a single invoice aggregating the Services provided by all Providers for such month or an individual invoice on behalf of each Provider covering the Services provided by such Provider for such month. The Company shall pay the uncontested amount of each such invoice delivered to it by wire transfer or check to Hudson or its designees within 30 days after the date of such invoice(s) as instructed by Hudson in writing. Along with each invoice, the Providers shall deliver to the Company a schedule showing a calculation in reasonable detail of the Service Charges for the month reflected in such invoice. The Company shall be entitled to receive such supporting information as it may reasonably request in order to enable the Company to confirm the calculation of Services Charges. Unless the Company objects to the Service Charges set forth in an invoice in writing (each, a “Dispute Notice”) to Hudson within 10 days of the later of the receipt of the invoice and any additional information it has requested to confirm the calculation of Service Charges, the Service Charges reflected in such invoice shall be deemed to be the Service Charges hereunder for such month and all amounts with respect thereto shall be due and payable as set forth herein.

Section 3.3 Payment Disputes. If the Company delivers a Dispute Notice in good faith within 10 days following the later of the receipt of the schedule showing the calculation and any additional information it has requested to understand or confirm the calculation in accordance with Section 3.2 (the date on which the Company gives written notice to Hudson of its objection referred to herein as the “Dispute Notice Date”), the Company may withhold payment of any amount subject to the dispute noted in the Dispute Notice; provided, however, that (a) the Company shall continue to pay all undisputed amounts in accordance with the terms hereof and (b) Hudson shall continue to perform its obligations hereunder. Each party shall nominate a representative to address the dispute and such representatives shall convene as promptly as possible, and in no event more than 10 days after the Dispute Notice Date, to attempt to resolve the dispute as promptly as possible. Each party shall provide full supporting documentation concerning any disputed amount as promptly as possible and in no event later than 30 days after the Dispute Notice Date. If the dispute is not resolved to the mutual satisfaction of the parties within 40 days after the Dispute Notice Date, the disputed amount shall be determined by an accounting firm mutually acceptable to the parties hereto, the costs of which shall be borne by the non-prevailing party. Such accounting firm’s determination of the Service Charges shall be final for all purposes hereunder, non-appealable and binding on the parties hereto.

Section 3.4 Taxes. The Service Charges do not include any taxes. Any taxes required to be paid by any Provider in connection with the performance of Services, other than taxes based on the income of such Provider, will be reimbursed by the Company in accordance with Article V, and such reimbursement shall be in addition to the Services Charges required to be paid by the Company as set forth in Schedule A hereto.

ARTICLE IV

TERM; TERMINATION

Section 4.1 Term of Agreement. This Agreement shall commence immediately upon the consummation of the Contemplated Offering and shall terminate (the period of time between the date hereof and the date of such termination, the “Term”) upon the earliest to occur of (a) the last date that any Service set forth in Schedule A is to be provided, if any, (b) the date on which the last Service provided hereunder has been terminated in accordance with Section 4.2, (c) the mutual written agreement of the parties to terminate this Agreement and (d) December 31, 2014.

Section 4.2 Termination of Services. Each Service set forth in Schedule A shall be provided as set forth opposite such Service in Schedule A; provided, that prior to the expiration of such duration:

(a) Hudson shall terminate the provision of any particular Service provided hereunder if the Company provides at least 10 days prior written notice to Hudson to terminate such Service, for any reason or no reason;

(b) either party may terminate the provision of any particular Service provided hereunder if the parties are unable to agree on an amendment to the Service Charges with respect to such Service following an event described in Section 2.1(a);

(c) either party may terminate any particular Service in the event of a material breach by the other party of any term or condition of this Agreement or any provision with regard to that particular Service and the breaching party does not cure such breach within 10 days after being given notice of the breach, it being understood that the failure by the Company to make any payment hereunder shall be deemed to be a material breach hereof; and

(d) the parties hereto may mutually agree in writing to terminate any particular Service.

If the effective date of the termination of any particular Service is a day other than at the end of a billing period and the Services Charges for such service accrue on a per-day, per-week or per-month basis (rather than on an hourly basis as such Service is provided), the Service Charge associated with such Service shall be prorated for the portion of the applicable billing period that such Service was provided.

Section 4.3 Effect of Termination.

(a) Upon expiration of the Term, this Agreement shall terminate, except that (i) in the event of any termination with respect to one or more, but less than all, Services, this Agreement shall continue in full force and effect with respect to any Services not terminated hereby and (ii) in any event, all of the provisions of this Agreement shall survive any termination and shall continue in full force and effect, other than Article II (Services) (excepting therefrom Sections 2.2 (Disclaimer of Warranties) and 2.3 (Compliance with Law), which shall survive).

(b) Upon termination of any particular Service pursuant to this Agreement, the Provider of the terminated Service shall have no further obligation to provide the terminated Service, and the Company shall not have any obligation to pay any Service Charges relating to such terminated Service; provided, however, that the Company shall remain obligated to pay the Service Charges owed and payable in respect of the terminated Service for the period prior to the effective date of termination of such Service.

ARTICLE V

INDEMNITY; LIMITATION OF LIABILITY

Section 5.1 Indemnification. Each Recipient shall defend, indemnify and hold harmless the applicable Provider and its Affiliates and the respective Representatives, successors and assigns of each of the foregoing from and against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (collectively, “Losses”) incurred, sustained, or suffered by any of the foregoing (or asserted against any of the foregoing by a third party with respect to claims, which if true, would be subject to indemnification hereunder) as a result of, arising out of, relating to, or comprised of:

(a) any breach of this Agreement;

(b) any reasonable out-of-pocket third party costs incurred in connection with the provision of Services; or

(c) any other claim by any third party relating to the provision of any Services by the Providers, other than claims resulting from a Provider’s fraud, willful misconduct or gross negligence.

Section 5.2 Limitation on Liability. To the fullest extent permitted by applicable law, no Provider shall be liable for any Losses resulting from such Provider’s (or any other Provider’s) provision of Services hereunder, except to the extent that any such Losses are attributable to the fraud, willful misconduct or gross negligence of such Provider.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Relationship of the Parties. The relationship between the parties established under this Agreement is that of independent contractors and no party (or any of such party’s employees or independent contractors) is an employee, agent, partner, or joint venturer of or with the other.

Section 6.2 Confidential Information.

(a) If, during the course of performance of this Agreement, Confidential Information pertaining to any Provider or any Recipient, as applicable, on the one hand (a “Disclosing Party”), is furnished or otherwise made available to any Recipient or any Provider, as applicable, on the other hand (a “Receiving Party”), or any of such Receiving Party’s Representatives, the Receiving Party shall, and shall instruct its Representatives, to (i) maintain the Confidential Information in confidence using at least the same degree of care as it employs in maintaining the confidentiality of its own confidential information, but always using at least a reasonable degree of care, including, without limitation, maintaining appropriate physical, electronic and procedural safeguards to store, dispose of (if applicable) and secure the Confidential Information to ensure the security and confidentiality of the Confidential Information and to protect against any threats or hazards to the security or integrity of the Confidential Information and against any unauthorized access, use, disclosure, alteration, loss or destruction of the Confidential Information that could result in material harm to the Disclosing Party; and (ii) limit the use and disclosure of the Confidential Information solely for purposes of the Receiving Party’s or its Affiliates’ obligations, benefits or rights under this Agreement, except, in either case, for disclosures required by law; provided, however, that, to the extent permitted by applicable law, the Receiving Party shall provide the Disclosing Party with prompt written notice of such requirement so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive such Receiving Party’s compliance with this Section 6.2, and that, if such protective order or other remedy is not obtained or the Disclosing Party waives compliance with this Section 6.2, the Receiving Party shall furnish only that portion of the Confidential Information that is required to be disclosed, in the opinion of the Receiving Party’s counsel, and the Receiving Party shall exercise reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

(b) Upon the earlier of a request by a Disclosing Party or the termination of this Agreement in accordance with Article IV, each Receiving Party shall promptly return or destroy all Confidential Information of the Disclosing Party and copies thereof; provided, however, that (i) one copy of Confidential Information may be retained by the Receiving Party, subject to the confidentiality provisions herein, to the extent required to comply with legal or regulatory requirements or internal policies or guidelines of the Receiving Party, and (ii) the Receiving Party shall not be required to delete or return Confidential Information to the extent that it is “backed-up” on electronic information management and communication systems or servers. An authorized representative of the Receiving Party shall confirm in writing to the Disclosing Party compliance with its obligation set forth in the immediately preceding sentence.

Section 6.3 Amendment and Waiver.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed by the party or parties against whom the amendment or waiver is to be effective, in an instrument specifically designated as an amendment or waiver hereto.

(b) No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 6.4 Further Assurances. Each party hereto covenants and agrees that, without any additional consideration, it shall execute and deliver any further legal instruments and perform any acts that are or may become reasonably necessary to effectuate this Agreement.

Section 6.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to Hudson, to:

Hudson Americas LLC

Hudson Advisors LLC

2711 N. Haskell Avenue, Suite 1800

Dallas, Texas 75204

Attention: Legal Department

Facsimile: (214) 515-6924

(ii)	if to the Company, to:

Del Frisco’s Restaurant Group, LLC

930 S. Kimball Avenue, Suite 100

Southlake, Texas 76092

Attention: Chief Financial Officer

Facsimile: (817) 601-3438

or such other address as Hudson or the Company shall have specified to the other party in writing in accordance with this Section 6.5.

Section 6.6 Interpretation. When a reference is made in this Agreement to a Section or Article, such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. Each of the parties hereto acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 6.7 Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof, including, without limitation, the Asset Advisory Agreement.

Section 6.8 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Texas, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Texas.

Section 6.9 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in any Texas State or federal court, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Texas, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Texas as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Texas as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 6.10 Assignment; Successors. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent will be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 6.11 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Texas State or federal court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 6.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 6.13 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 6.15 Facsimile Signature. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

Section 6.16 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HUDSON AMERICAS LLC

By:	/S/ KYLE VOLLUZ
Name: Kyle Volluz
Title: Director

HUDSON ADVISORS LLC

By:	/S/ MARC L. LIPSHY
Name: Marc L. Lipshy
Title: Vice President

DEL FRISCO’S RESTAURANT GROUP, INC.

By:	/S/ THOMAS J. PENNISON, JR.
Name: Thomas J. Pennison, Jr.
Title: Chief Financial Officer

SCHEDULE A

Provider	Service Description	Term (if any)	Service Charges
Hudson Americas LLC	Legal	None	$500 per hour per attorney; $100 per hour per legal assistant

Hudson Advisors LLC	Insurance management	None	$200 per hour per professional

Hudson Advisors LLC	Benefits administration	None	$200 per hour per professional